Exhibit 99.2

Salix Pharmaceuticals, Ltd.

Presentation to Institutional Shareholder Services

June 4, 2003

Salix Pharmaceuticals, Ltd.

WHY SUPPORT THE INCUMBENT

BOARD OF DIRECTORS?

●	Strong business execution

—	Salix’s Board has consistently made decisions that have enhanced stockholder value

—	Salix is at the cusp of realizing the benefit of our efforts and success in executing our business plan

—	Salix is poised for significant growth and profitability, and can better enhance stockholder value by continuing to execute its business plan

●	Good Corporate Governance
—	Independent, experienced Board

●	Incumbent Board more aligned with stockholders
—	Salix’s D&O own 15.5% of outstanding common stock

Salix Pharmaceuticals, Ltd.        2

CORPORATE PROFILE

●	Specialty pharmaceutical company

■	Gastroenterology-focused

●	Headquarters: Raleigh, NC

●	135 employees

■	84-member sales and marketing team

●	COLAZAL® product revenues

—	2001 $14.1 million

—	2002 $33.5 million

—	2003 $53E million

—	2004 $70—73E million

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MISSION STATEMENT

Salix Pharmaceuticals is dedicated

to being the leading specialty

pharmaceutical company providing

products to gastroenterologists

and their patients

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SALIX HAS A CLEAR, FOCUSED

STRATEGY

Enhance stockholder value:

●	In-license selective late-stage/marketed product candidates

—	U.S. gastroenterology focus

—	Reduce risk and capital commitment

●	Complete any required development and secure FDA approval

●	Sell products through specialty sales force

—	Establish franchise with U.S. gastroenterologists

—	Sell products that serve unmet needs

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SALIX HAS SUCCESSFULLY
EXECUTED ITS BUSINESS PLAN

●	Premier Specialty Sales Force

●	COLAZAL®—approved and marketed

●	Rifaximin—FDA approvable letter

●	Granulated mesalamine—scheduled to enter Phase III

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PREMIER

GASTROENTEROLOGY

SALES FORCE

●	84-member sales and marketing team

●	Experienced, incentivized professionals

●	Reputation for integrity and quality

●	Established franchise with gastroenterologists

●	Infrastructure in place to be leveraged with future products

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COLAZAL

●	Approved for first-line treatment of mildly to moderately active ulcerative colitis (UC)

●	The fastest growing drug of its kind in the marketplace based upon 2002 prescriptions

●	COLAZAL revenue alone is expected to provide profitability in the second half of 2004

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COLAZAL

TOTAL PRESCRIPTIONS

[GRAPHICS APPEARS HERE]

Source: NDC

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5-ASA MARKET SHARE CHANGE SINCE

COLAZAL LAUNCH

[GRAPHICS APPEARS HERE]

Source: NDC Health Called-On Physicians

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RIFAXIMIN

●	A unique, broad-spectrum, gastrointestinal-specific, non-absorbed, oral antibiotic

●	FDA approvable letter received October 2002

●	FDA approvable letter response—4Q/2003

●	Anticipated launch—mid-2004

●	Approval in 2004 provides profitability for 2004

●	Expected to be bigger than COLAZAL with a potential U.S. annual retail market in excess of 12 million patients and $2 billion

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RIFAXIMIN

(CONTINUED)

●	Travelers’ diarrhea—First indication

●	Over 100 clinical publications for a broad range of GI diseases

●	Clinical studies for additional potential uses

—	Completed

■	Hepatic encephalopathy, Crohn’s disease

—	Ongoing

■	Pouchitis, C. difficile-associated diarrhea

—	Soon-to-be-initiated

■	Small bowel overgrowth, TD prophylaxis

●	Salix intends to seek FDA approval for additional indications

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GRANULATED MESALAMINE

●	In-licensed from Dr. Falk Pharma, a leading European gastroenterology company

●	Given unique release mechanism, Salix intends to develop for:

—	expanded ulcerative colitis treatment options

—	improved dosing regimens

●	Patent protected to 2018

●	First right of negotiation for certain other products

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SALIX IS SUCCESSFULLY EXECUTING

ITS BUSINESS PLAN

●	Salix has made tremendous progress over three years in building a thriving specialty pharmaceutical franchise

●	Salix has proven its ability to in-license, complete any required development, and launch and sell drugs through our focused specialty sales force

●	Salix is at the cusp of realizing the benefit of our efforts and success in executing our business plan

●	Salix is poised for significant growth and profitability, and can better enhance stockholder value by continuing to execute its business plan

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CORPORATE GOVERNANCE

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SALIX IS GOVERNED BY AN

INDEPENDENT BOARD

John F. Chappell	IO	Former Chairman, Worldwide Pharmaceuticals, SmithKline Beecham plc (28 yrs pharmaceutical executive)

Thomas W. D’Alonzo	IO	Former President, PPD, Inc. & Glaxo, Inc. (17 yrs pharmaceutical executive)

Richard A. Franco	IO	Former Chairman and CEO, LipoScience, Inc. & Trimeris, Inc. (32 yrs health care and pharmaceutical executive)

Carolyn J. Logan	I	President, CEO and Director (22 yrs pharmaceutical executive)

Robert P. Ruscher	I	Executive Chairman (9 yrs pharmaceutical executive)

IO = Independent outsider         I = Insider

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KEY BOARD COMMITTEES ARE FULLY

INDEPENDENT

Audit, Compensation and Nominating Committee members

John F. Chappell

        Chair, Compensation

Thomas W. D’Alonzo

        Chair, Audit

Richard A. Franco

        Chair, Nominating

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SALIX BOARD’S INTERESTS ARE

ALIGNED WITH ITS STOCKHOLDERS

	Shares Owned	% O.S.**
Salix Directors*	1,624,396	7.6%
Axcan (Saule Holdings)	100	0.0005%

*	Salix Officers and Directors hold an aggregate of 3.3 million shares of SLXP common stock, representing 15.5 % of O.S. The aggregate market value of their equity holdings is 25 times greater than their annual salaries.
**	Outstanding shares

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SALIX PRACTICES GOOD

CORPORATE GOVERNANCE

●	All directors elected annually

●	Stockholders can amend the bylaws by majority vote

●	Holders of 10% can call special meetings

●	Merger can be approved by simple majority vote

●	Original Rights Plan approved by stockholders

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SALIX PRACTICES GOOD

CORPORATE GOVERNANCE

(CONTINUED)

●	The CEO and Chairman roles are separated, and have been since 1999

●	All directors have excellent meeting attendance

●	Non-audit fees consistently lower than audit fees

●	Auditor appointment ratified by stockholders annually

●	Active involvement of outside directors and advisors

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SHAREHOLDER RIGHTS PLAN

●	Approved by shareholders (94% of votes cast) in June 2000

●	Updated January 2003 after Salix:

—	Reincorporated from a British Virgin Islands corporation to a Delaware corporation in 2002

—	Changed from Toronto Stock Exchange listing to Nasdaq listing in 2000

●	Plan was not updated or adopted in response to any discussions with Axcan

●	Rights plan before and after January 2003 update would have same practical effect with respect to Axcan tender

●	Rights plan periodically evaluated with respect to the best interests of stockholders

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GOOD CORPORATE

GOVERNANCE IN ACTION

The Salix Board has a record of carefully considering indications of interest and being advised of, understanding and complying

with, their fiduciary duties

AXCAN Tender Offer

●	Board has met formally 6 times

—	over 17 hours of meetings/deliberations

●	Sought and utilized advice from independent advisors, including:

—	2 law firms

—	1 financial advisor

—	Leading medical authorities

●	Both decisions to reject Axcan’s offers were affirmed by independent Board members in closed meetings without insider directors

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SALIX HAS ALWAYS BEEN WILLING TO

MEET WITH THIRD PARTIES AND

DISCUSS STRATEGIC ALTERNATIVES

CONTACTS WITH AXCAN

April 1999—January 2003

During this period, Salix estimates that there were over 30 communications between Salix and Axcan in the form of meetings, telephone calls, letters and substantive e-mails. Salix never failed to respond to a telephone call or request for a meeting from Axcan.

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SALIX HAS ALWAYS BEEN WILLING TO

MEET WITH THIRD PARTIES AND

DISCUSS STRATEGIC ALTERNATIVES

(CONTINUED)

CONTACTS WITH AXCAN

January 2003—April 2003

January 2003

Salix seeks to postpone meeting scheduled for January 30, 2003

February—March 2003

No communication between Salix and Axcan

April 2003

Axcan initiates hostile tender offer and related actions

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THE SALIX BOARD HAS A HISTORY OF

MAKING STRATEGIC DECISIONS THAT

ENHANCE STOCKHOLDER VALUE

●	Axcan first sought to acquire Salix on Dec. 14, 1999 when SLXP stock was trading on the TSE at US$ 0.12 per share

—	The Salix Board determined that its stock at that time did not adequately reflect true value in light of potential for balsalazide (COLAZAL), and that Salix stockholders would best be served by Salix’s execution of its business plan

—	A 12/99 premiums paid analysis (similar to that currently used by Axcan to justify its current $10.50 offer) would have implied that an offer below $1.00 per share would have been “fair value” for Salix

—	Twelve months later, Salix announced US launch of COLAZAL (1/22/01), and Salix stock closed at $9.50

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SALIX HAS ADDED SIGNIFICANT

STOCKHOLDER VALUE

SLXP and AXCA Relative Stock Price Performance

Between Axcan’s 12/14/99 Initial Inquiry

and one day prior to its 4/10/03 Offer

SLXP: 62-fold increase                 AXCA: 2.7-fold increase

Clearly, by successfully implementing its current business plan initiated in 1999, Salix has added significant stockholder value

Clearly, Salix stockholders were better served by the Salix Board’s decision in late 1999 and 2000 to execute its business plan and launch COLAZAL, rather than sell to Axcan when the Salix stock did not reflect the true value of its first product

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THE SALIX BOARD BELIEVES STOCKHOLDERS WILL

ONCE AGAIN BE BETTER SERVED

BY EXECUTING THE BUSINESS PLAN

Now, 12 months prior to the projected launch of Salix’s second product, Rifaximin, Axcan is once again trying to acquire Salix at a time when Salix is poised for substantial growth, but when its stock is substantially undervalued

The Salix Board believes stockholders will once again be better served by executing Salix’s business plan and launching its second product, rather than selling to Axcan when the Salix stock does not reflect the true value of its gastroenterology franchise, its second product, Rifaximin, or its third product, granulated mesalamine

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VALUATION

CONSIDERATIONS

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PEER GROUP VALUATION SHOWS SALIX IS

SIGNIFICANTLY UNDERVALUED

ENTERPRISE VALUE* / REVENUE

		Valuation Data
Comparable Company(1)	6/2/2003 Price	Revenue(2)			Enterprise Value/ Revenue(3)
		LTM	2003E	2004E	LTM	2003E	2004E
Alkermes	$13.11	$15.5	$52.0	$67.2	18.9x	17.3x	13.4x
Connetics	16.53	51.7	69.2	93.1	8.7x	7.1x	5.3x
Medicines Co.	23.31	47.3	84.4	134.9	20.3x	11.4x	7.1x
MGI Pharma	20.70	26.2	52.8	102.1	17.0x	9.3x	4.8x

				Mean	16.2x	11.3x	7.6x

Salix(4)	$11.80	$38.8	$52.3	$81.8	5.3x	3.9x	2.5x

(1)	Peer group comprised of specialty pharma companies projected to be profitable in next 24 months
(2)	LTM=Last twelve months
(3)	Estimates obtained from First Call
(4)	First Call estimates comprised of research reports from Leerink Swann, Thomas Weisel Partners, UBS Warburg and Wachovia Securities

*	Enterprise value = market value of equity plus net debt
$	in millions, except per share numbers

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INDEPENDENT RESEARCH

ANALYSTS’ COMMENTS

●	The following five (5) slides show selected comments from research analysts that cover Salix Pharmaceuticals, Ltd.

●	Salix has retained the investment banking division of Wachovia Securities as its financial advisor in connection with the Axcan hostile tender offer and proxy solicitation and has agreed to pay Wachovia an advisory fee and a transaction fee. In addition, in March 2002 Wachovia provided investment banking services to Salix in connection with Salix’s public offering of common stock.

●	Leerink Swann & Company, Thomas Weisel Partners LLC and UBS Warburg also participated in Salix’s public offering as co-managers. To Salix’s knowledge, Salix does not owe any compensation to these companies, nor will it in the future.

●	Notwithstanding the foregoing, Salix believes that the term independent accurately describes the research analysts quoted herein because:

•	Investment banks have procedures to prevent inappropriate communication between their research and investment banking divisions

•	Analysts’ reports express the personal views of the analysts

•	Analysts are not paid based on fees from specific investment banking transactions

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INDEPENDENT RESEARCH ANALYSTS’

COMMENTS

AXCAN TENDER OFFER AND SALIX STRATEGIC PLAN

●	“Axcan has raised its hostile offer for SLXP to $10.50 per share (from $8.75 per share)…We believe that the new bid does not fully reflect the potential of rifaximin…We believe SLXP shareholders could potentially derive more value from approval and launch of Rifaximin, rather than trading in the shares prematurely at $10.50.” (M Tong—Wachovia 5/20/03)

●	“We believe that the majority of SLXP shareholders are growth investors and own shares in anticipation of continued growth of COLAZAL and future product launches. The rifaximin launch in FY04 represents a pivotal point for Salix and will push the company towards profitability, in our opinion.”

  (D Ellis—Thomas Weisel Partners (TWP) 4/10/03)

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INDEPENDENT RESEARCH ANALYSTS’

COMMENTS

(CONTINUED)

AXCAN TENDER OFFER AND SALIX STRATEGIC PLAN

●	“We believe SLXP’s current share price does not fully reflect Rifaximin’s intrinsic value potential.” (M Tong—Wachovia 5/14/03)

●	“We believe the Company has sufficient financial flexibility to execute product acquisitions that could complement its existing sales and market efforts. The company expects to turn profitable in H2 2004, with or without Rifaximin. Our analysis supports management’s assertion…We believe the company has sufficient cash to fund its operations until it turns profitable.” (M Tong—Wachovia 5/14/03)

●	“Even if the deal is not completed, we see limited downside for SLXP based on the valuation exercise above.”(M Tong—Wachovia 4/10/03)

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INDEPENDENT RESEARCH ANALYSTS’

COMMENTS

(CONTINUED)

COLAZAL

●	“The company has raised its forecast for 2003 COLAZAL sales to $53 million from $50 million…Note that as of the week ending 5/2/03, COLAZAL had an annual run rate of almost $58 million…, which could indicate that the company’s expectations might prove conservative.” (CJ Sylvester—UBSW 5/15/03)

●	“Axcan suggests that COLAZAL’s growth is decelerating. We disagree again.” (M Tong—Wachovia 5/20/03)

●	“Sequentially, (Colazal) scripts increased 9.3% during the quarter (Q1 2003 over Q4 2002) and channel inventory levels at the end of Q1 (2003) stood at 1.1 months, vs. 1.5 months in Q4 2002.” (M Hearle—Leerink Swann 5/14/03)

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INDEPENDENT RESEARCH ANALYSTS’

COMMENTS

(CONTINUED)

RIFAXIMIN

●	“We continue to believe that the company will provide the FDA with all necessary data for a Rifaximin approval in mid-2004 and that this will drive company profitability.. We believe this (travelers’ diarrhea) represents the first of several indications Salix will seek for Rifaximin. Other indications for which we expect Salix to seek Rifaximin approval in the near-term include: hepatic encephalopathy, small bowel overgrowth, pouchitis, diverticulitis, and C. difficile diarrhea.” (D Ellis—TWP 5/14/03)

●	“We have raised our 2005 Rifaximin forecast to $40 million from $15 million to account for the product’s substantial market opportunities.” (CJ Sylvester—UBS Warburg (USBW) 5/15/03)

●	”Given Rifaximin’s low systemic absorption and resistance potential, it could be an ideal product for treatment of a broad range of GI infections, in our view… Management expects Rifaximin sales to exceed $550 million in its fifth year after launch (2009). This would equate to average market share of approximately 15% (in the sub-segments listed in Table 1).” (M Tong—Wachovia 5/14/03)

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INDEPENDENT RESEARCH ANALYSTS’

COMMENTS

(CONTINUED)

GRANULATED MESALAMINE

●	“Given the potential for improved dosing (qd or bid vs. current tid administration), we believe peak sales (of granulated mesalamine product) could be $250-300MM—addressing a market of roughly 500,000 adults in the U.S.” (M Hearle—Leerink Swann 5/14/03)

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WHY SUPPORT THE INCUMBENT

BOARD OF DIRECTORS?

●	Strong business execution

—	Salix’s Board has consistently made decisions that have enhanced stockholder value

—	Salix is at the cusp of realizing the benefit of our efforts and success in executing our business plan

—	Salix is poised for significant growth and profitability, and can better enhance stockholder value by continuing to execute its business plan

●	Good Corporate Governance

—	Independent, experienced Board

●	Incumbent Board more aligned with stockholders

—	Salix’s D&O own 15.5% of outstanding common stock

Salix Pharmaceuticals, Ltd.        36

FORWARD-LOOKING

STATEMENTS

Statements presented in this overview which are not historical facts are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results.

Factors that could cause actual results to differ materially include our dependence on balsalazide and rifaximin and their market acceptance, the risks of clinical trials and regulatory review, our limited sales and marketing experience and the need to acquire new products. These and other relevant risks are detailed in the Company’s Securities and Exchange Commission filings.

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